Exhibit (a)(1)(h)
NEW RELEASE
NOT FOR IMMEDIATE RELEASE
Contact:
MacKenzie Partners, Inc.
212-929-5500
Source:
Bireme Limited
Bireme Commences Tender Offer to Acquire Ordinary Shares and American Depositary Shares
of Acorn International, Inc. in an Amount Not to Exceed 20,000,000 Ordinary Shares
New York, New York, June 3, 2011 — Bireme Limited announced today that it has commenced a tender offer to purchase ordinary shares, par value $0.01 per share (“Ordinary Shares”), of Acorn International, Inc. (“Acorn”) (NYSE: ATV), and American Depositary Shares of Acorn (“ADSs”), each representing three Ordinary Shares, in an aggregate amount not to exceed 20,000,000 Ordinary Shares (taking into account both Ordinary Shares that are tendered and Ordinary Shares underlying ADSs that are tendered). The offer price is $2.00 per Ordinary Share, which represents $6.00 per ADS, in cash, without interest.
Bireme Limited is a Cayman Islands company formed for the purpose of making the offer. The shareholders of Bireme Limited are Ritsuko Hattori-Roche, the wife of Robert W. Roche who is Acorn's co-founder and Chairman of the Board of Directors, and Don Dongjie Yang, Acorn's co-founder, Chief Executive Officer and a member of the Board of Directors of Acorn. The purpose of the offer is to increase the ownership stakes in Acorn held by these two co-founders of Acorn and their immediate family members and certain entities that may be deemed related to them, in order to increase their influence over the strategic direction of Acorn. If the maximum number of Ordinary Shares being sought in the offer is tendered and purchased, based on the information contained in Acorn’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2011, and including certain options the aggregate number of Ordinary Shares beneficially owned by (i) Mr. Roche and Mrs. Hattori-Roche and certain entities that may be deemed related to them and (ii) Mr. Yang and certain entities that may be deemed related to him will increase from approximately 29.9% of the Ordinary Shares immediately prior to the offer to approximately 52% of the Ordinary Shares currently outstanding.
The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 1, 2011, unless the tender offer is extended. The offer is subject to certain conditions which are set forth in the Offer to Purchase dated June 3, 2011, and the related Letter of Transmittal for Ordinary Shares and Letter of Transmittal for American Depositary Shares. The tender offer is not conditioned upon a minimum number of Shares being tendered or Bireme obtaining financing.
MacKenzie Partners, Inc. is the Information Agent for the tender offer. Computershare Trust Company, N.A. is acting as Ordinary Shares Tender Agent and Citibank, N.A. is acting as American Depositary Share Tender Agent.
This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to purchase Ordinary Shares and

ADSs are being made pursuant to the Offer to Purchase, related Letters of Transmittal and the other tender offer documents that have been filed by Bireme Limited with the SEC on June 3, 2011, on a Tender Offer Statement on Schedule TO. Acorn will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Acorn stockholders and other interested parties are advised to read the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Letter of Transmittal and other documents relating to the tender offer that have been or will be filed with the SEC when they become available because they will contain important information regarding the tender offer that shareholders should consider before making any decision with respect to the tender offer. The Tender Offer Statement on Schedule TO, the Offer to Purchase, the related Letters of Transmittal and certain other documents will be mailed to shareholders of Acorn. In addition, anyone may obtain copies of these documents when available for free at the SEC’s website at www.sec.gov, or by calling MacKenzie Partners, Inc., the Information Agent for the tender offer, toll free at 1-800-322-2885.
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